EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-137196 on Form S-3 of our report dated March 1, 2007, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard) relating to the consolidated financial statements and financial statement schedules of Wisconsin Power and Light Company and subsidiaries, appearing in this Annual Report on Form 10-K of Wisconsin Power and Light Company for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

March 1, 2007